Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 9 DATED OCTOBER 1, 2024

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update disclosures in the Prospectus related to our share repurchase plan.

Updates to the Prospectus

The following disclosure is added to the Prospectus (i) on page 214 of the Prospectus immediately following the section of the Prospectus entitled “Description of Capital Stock—Class I Shares” as a new sub-section and (ii) on page 281 of the Prospectus immediately following “Share Repurchases—Mail and Telephone Instructions” as a new section.

Class I Share Repurchase Rights

Class I shares issued in this offering are eligible for repurchase pursuant to our share repurchase plan. See “Class E Shares Issued in a Private Offering of Class E and Class I Shares” below for a description of the repurchase terms applicable to certain Class I shares issued in a private offering.

The following disclosure supersedes and replaces the sections of the Prospectus entitled “Description of Capital Stock—Common Stock—Class E Shares—Class E Share Repurchase Rights” and “Description of Capital Stock—Common Stock—JPMIM Mandatory Class E Repurchases”:

Class E Share Repurchase Rights

Class E Shares Issued in the Initial Capitalization. The Class E shares issued in the Initial Capitalization are not eligible for repurchase pursuant to our share repurchase plan. Such Class E shares will only be eligible for repurchase by us following the earlier to occur of (i) July 22, 2025, which is the third anniversary of the date that we commenced this public offering, and (ii) the date that our aggregate NAV is at least $1.5 billion. Following such period, holders of Class E shares (other than the Class E shares purchased by JPMIM as part of the Initial Capitalization, which are subject to special terms discussed below) may request that we repurchase their Class E shares on a monthly basis. We will repurchase Class E shares at a price per share equal to the most recently determined NAV per Class E share as of the repurchase date.

The aggregate amount of Class E shares issued in the Initial Capitalization that we are required to repurchase in any month will be limited to an amount equal to any remaining availability for share repurchases pursuant to the terms and conditions of our share repurchase plan (as described in this prospectus), after we have fulfilled all repurchase requests submitted pursuant to our share repurchase plan. In addition, we will not repurchase any Class E shares during any period that our share repurchase plan has been suspended.

The Class E shares issued in the Initial Capitalization are not eligible for repurchase pursuant to our share repurchase plan. However, the Class E shares that we issue to employees or affiliates of J.P. Morgan in a private offering and Class E shares issued to our independent directors in connection with their compensation, are eligible for repurchase pursuant to our share repurchase plan in the same manner as publicly offered shares.

Class E and Class I Shares Issued in a Private Offering of Class E and Class I Shares. The Class E and Class I shares issued in a private offering of Class E and Class I shares are not eligible for repurchase pursuant to the share repurchase plan until the earlier to occur of (i) July 22, 2025, which is the third anniversary of the date that we commenced this public offering, and (ii) the date that our aggregate NAV is at least $1.5 billion. Following such period, holders of Class E and Class I shares purchased in a private offering of Class E and Class I shares may request that we repurchase their Class E and Class I shares on a monthly basis, provided that such holders request that we repurchase an equal dollar amount of Class E and Class I shares, and subject to the terms and limitations set forth in our share repurchase plan. We will repurchase Class E and Class I shares at a price per share equal to the most recently determined NAV per Class E and Class I share, respectively, as of the repurchase date.

Class E Shares Issued in a Private Offering of Class E Shares. On or after January 1, 2030, holders of Class E shares acquired in a private offering of Class E shares may on a monthly basis request that we repurchase a portion of their Class E shares acquired in such offering pursuant to our share repurchase plan, subject to the terms and limitations set forth in our share repurchase plan.

JPMIM Mandatory Class E Repurchases. JPMIM has agreed to hold all the Class E shares and Class E units it purchases pursuant to its capital commitment as part of the Initial Capitalization (the “JPM Initial Capitalization”) until the earlier of (i) the first date that our NAV reaches $1.5 billion and (ii) July 22, 2025, which is three years from the commencement of this offering. Following such date, each month we will repurchase, without further action by JPMIM (each, a “JPM Mandatory Repurchase”), a number of Class E shares or Class E units from JPMIM in an amount equal to the amount available under our share repurchase plan’s 2% monthly and 5% quarterly caps after satisfying repurchase requests from investors who purchase shares pursuant to this offering and any other holders of shares that are otherwise subject to repurchase under our share repurchase plan, until such time as the JPM Initial Capitalization has been fully repurchased; provided, that the number of shares subject to each JPM Mandatory Repurchase may be reduced where other holders of our Class E shares that were issued pursuant to the Initial Capitalization and are not subject to repurchase under our share repurchase plan request repurchase of their shares, in which case the Class E shares held by JPMIM and such other investors will be repurchased on a pro rata basis based on their respective percentage ownership in us immediately prior to such repurchase (not to exceed an aggregate number of shares equal to the amount available under our share repurchase plan’s 2% monthly and 5% quarterly caps). Notwithstanding the foregoing, we will not effect any JPM Mandatory Repurchase during any month in which the full amount of all shares requested to be repurchased by stockholders other than JPMIM under our share repurchase plan is not repurchased or when our share repurchase plan has been suspended.

The following disclosure supersedes and replaces the sections of the Prospectus entitled “Share Repurchases—Class E Share Repurchase Rights” and “Share Repurchases—JPMIM Mandatory Class E Repurchases”:

Class E Share Repurchase Rights

Class E Shares Issued in the Initial Capitalization

The Class E shares issued in the Initial Capitalization are not eligible for repurchase pursuant to our share repurchase plan. Such Class E shares will only be eligible for repurchase by us following the earlier to occur of (i) July 22, 2025, which is the third anniversary of the date that we commenced this public offering, and (ii) the date that our aggregate NAV is at least $1.5 billion. Following such period, holders of Class E shares (other than the Class E shares purchased by JPMIM as part of the Initial Capitalization, which are subject to special terms discussed below) may request that we repurchase their Class E shares on a monthly basis. We will repurchase Class E shares at a price per share equal to the most recently determined NAV per Class E share as of the repurchase date.

The aggregate amount of Class E shares issued in the Initial Capitalization that we are required to repurchase in any month will be limited to an amount equal to any remaining availability for share repurchases pursuant to the terms and conditions of our share repurchase plan (as described in this prospectus), after we have fulfilled all repurchase requests submitted pursuant to our share repurchase plan. In addition, we will not repurchase any Class E shares during any period that our share repurchase plan has been suspended.

The Class E shares issued in the Initial Capitalization are not eligible for repurchase pursuant to our share repurchase plan. However, the Class E shares that we issue to employees or affiliates of J.P. Morgan in a private offering and Class E shares issued to our independent directors in connection with their compensation, are eligible for repurchase pursuant to our share repurchase plan in the same manner as publicly offered shares.

Class E and Class I Shares Issued in a Private Offering of Class E and Class I Shares

The Class E and Class I shares issued in a private offering of Class E and Class I shares are not eligible for repurchase pursuant to the share repurchase plan until the earlier to occur of (i) July 22, 2025, which is the third anniversary of the date that we commenced this public offering, and (ii) the date that our aggregate NAV is at least $1.5 billion. Following such period, holders of Class E and Class I shares purchased in a private offering of Class E and Class I shares may request that we repurchase their Class E and Class I shares on a monthly basis, provided that such holders request that we repurchase an equal dollar amount of Class E and Class I shares, and subject to the terms and limitations set forth in our share repurchase plan. We will repurchase Class E and Class I shares at a price per share equal to the most recently determined NAV per Class E and Class I share, respectively, as of the repurchase date.

Class E Shares Issued in a Private Offering of Class E Shares

On or after January 1, 2030, holders of Class E shares acquired in a private offering of Class E shares may on a monthly basis request that we repurchase a portion of their Class E shares acquired in such offering pursuant to our share repurchase plan, subject to the terms and limitations set forth in our share repurchase plan.

JPMIM Mandatory Class E Repurchases

JPMIM has agreed to hold all the Class E shares and Class E units it purchases pursuant to the JPM Initial Capitalization until the earlier of (i) the first date that our NAV reaches $1.5 billion and (ii) July 22, 2025, which is three years from the commencement of this offering. Following such date, we will conduct JPM Mandatory Repurchases on the terms and subject to the conditions described under “Description of Capital Stock—Common Stock—JPMIM Mandatory Class E Repurchases.”